FREE WRITING PROSPECTUS Dated January 22, 2015	Filed Pursuant to Rule 433 Registration No. 333-201235 Registration No. 333-201235-01

**PRICING DETAILS** $1.25+B ALLY NON-PRIME AUTO LOAN (AFIN) 2015-1

$1.25+B CAPITAL AUTO RECEIVABLES ASSET TRUST (AFIN) 2015-1

JT-BOOKRUNNERS : Barclays (str), Credit Ag, JP Morgan

CO-MGRS: BMO, Natixis, Lloyds, PNC, Scotia

CLS	AMT ($MM)	WAL	MDY/S&P	PWIN	E.FIN	L.FIN	BENCH	SPD	YLD	COUP	PX
A-1A	75.000	1.36	Aaa/AAA	13-21	10/16	07/17	EDSF	+42	0.954%	0.95%	99.99716
A-1B	331.000	1.36	Aaa/AAA	13-21	10/16	07/17	1ML	+42			100.00000
A-2	287.000	2.05	Aaa/AAA	21-29	06/17	06/18	IntS	+65	1.433%	1.42%	99.98235
A-3	287.000	2.78	Aaa/AAA	29-39	04/18	06/19	IntS	+60	1.625%	1.61%	99.97419
A-4	94.870	3.38	Aaa/AAA	39-43	08/18	10/19	IntS	+68	1.872%	1.86%	99.98450
B	63.030	3.69	Aa1/AA	43-46	11/18	01/20	IntS	+85	2.118%	2.10%	99.96909
C	59.710	3.99	Aa3/A	46-50	03/19	05/20	IntS	+150	2.843%	2.82%	99.97630
D	53.080	4.22	Baa1/BBB	50-51	04/19	08/20	IntS	+180	3.186%	3.16%	99.98013

TICKER :	AFIN 2015-1	REGISTRATION :	SEC-REG
EXPECTED PXG :	PRICED	EXPECTED RATINGS :	MOODY’S/S&P
EXPECTED SETTLE :	01/28/15	PXG SPEED :	1.4% ABS TO 10% CALL
FIRST PAY :	02/20/15	ERISA ELIGIBLE :	YES
BILL & DELIVER :	BARCLAYS	MIN DENOMS :	$1K x $1K

CUSIPS :	A-1A 13975KAA7
A-1B 13975KAJ8
A-2 13975KAB5
A-3 13975KAC3
A-4 13975KAD1
B 13975KAE9
C 13975KAF6
D 13975KAG4

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.